Exhibit 10.1

AMENDMENT NO. 4 TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT

This AMENDMENT NO. 4 TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT (this “Amendment”) is entered into as of March 9, 2018 among Kona Grill, Inc., a Delaware corporation (the “Borrower”), the Lenders (as defined below) party hereto, and KeyBank National Association, a national banking association, as the administrative agent (the “Administrative Agent”).

RECITALS:

A.     The Borrower, the Administrative Agent, and the lenders from time to time party thereto (the “Lenders”) are parties to the Second Amended and Restated Credit Agreement, dated as of October 12, 2016 (as previously amended and as the same may from time to time be further amended, restated, supplemented or otherwise modified, the “Credit Agreement”).

B.     The Borrower, the Administrative Agent, and the Lenders party hereto desire to amend the Credit Agreement to modify certain provisions thereof as set forth herein.

AGREEMENT:

In consideration of the premises and mutual covenants herein and for other valuable consideration, the Borrower, the Administrative Agent and the Lenders agree as follows:

Section 1. Definitions. Unless otherwise defined herein, each capitalized term used in this Amendment and not defined herein shall be defined in accordance with the Credit Agreement.

Section 2. Amendments.

2.1     New Definitions. Section 1.01 of the Credit Agreement is hereby amended to add the following new definitions in alphabetical order:

(i)      “Amendment No. 4” means Amendment No. 4 to the Second Amended and Restated Credit Agreement, dated as of March 9, 2018, among Borrower, Administrative Agent, and the Lenders party thereto.

(ii)      “Amendment No. 4 Effective Date” means March 9, 2018.

(iii)    “Budget” means a consolidated budget for Borrower and its Subsidiaries in substantially the form attached as Exhibit A to Amendment No. 4, for the applicable fiscal year (by fiscal quarter) prepared by Borrower in accordance with GAAP and approved by Administrative Agent, which approval shall not be unreasonably withheld, delayed, or conditioned. If at any time, Borrower has not submitted, or Administrative Agent has not approved, a Budget, Lenders will not have any obligation to make any further Revolving Loans until a Budget has been submitted by Borrower and approved by Administrative Agent. The Budget for fiscal year 2018 is attached as Exhibit A to Amendment No. 4.

(iv)    “Cash” means, at any time with respect to Borrower and its Subsidiaries, the aggregate amount of unrestricted cash, including, without limitation, certificates of deposit and time deposits (including amounts on deposit in accounts subject to a Control Agreement), Cash Equivalents, and marketable securities of Borrower and its Subsidiaries.

(v)    “Consolidated Restructuring Costs” means, for any period, the aggregate amount of expenses related to Borrower’s and its Subsidiaries’ restructuring efforts paid in cash by Borrower and its Subsidiaries, including, without limitation, consultant fees, bank fees and bank legal fees, severance costs, attorneys’ fees, investment banking fees, legal settlements, and other normal and customary restructuring expenses not incurred in the ordinary course of business.

(vi)     “Liquidity” means, at any time with respect to Borrower and its Subsidiaries, Cash plus Revolving Availability.

(vii)     “Payment in Kind Interest Rate” means the annual interest rate listed based on the following Leverage Ratios:

Leverage Ratio	Payment in Kind Interest
Greater than or equal to 6:00 to 1.00	1.85%
Greater than or equal to 5.25 to 1.00 but less than 6.00 to 1.00	1.35%
Less than 5.25 to 1.00	0.00%

2.2     Amendments to Certain Definitions.

(i)     Applicable Margin. The table in clause (ii) of the definition of “Applicable Margin” in Section 1.01 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

Leverage Ratio	Applicable Margin for Base Rate Loans	Applicable Margin for LIBOR Rate Loans
Greater than or equal to 6.00 to 1.00	400 bps	500 bps
Greater than or equal to 5.50 to 1.00 but less than 6.00 to 1.00	350 bps	450 bps
Greater than or equal to 4.75 to 1.00 but less than 5.50 to 1.00	300 bps	400 bps
Greater than or equal to 3.50 to 1.00 but less than 4.75 to 1.00	250 bps	350 bps
Greater than or equal to 3.00 to 1.00 but less than 3.50 to 1.00	200 bps	300 bps
Greater than or equal to 2.50 to 1.00 but less than 3.00 to 1.00	175 bps	275 bps
Greater than or equal to 2.00 to 1.00 but less than 2.50 to 1.00	125 bps	225 bps
Less than 2.00 to 1.00	100 bps	200 bps

(ii)     Consolidated EBITDA. The definition of “Consolidated EBITDA” is hereby amended and restated as follows:

“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period, plus, without duplication, in each case only to the extent deducted in determining such Consolidated Net Income, (A) (i) Consolidated Interest Expense for such period, (ii) Consolidated Depreciation and Amortization Expense for such period, (iii) Consolidated Tax Expense for such period, (iv) the aggregate amount of non-cash expenses relating to stock-based compensation reducing Consolidated Net Income, (v) pre-opening store expenses paid in cash in an aggregate amount not to exceed $550,000 plus all non-cash pre-opening store expenses, in each case per leasehold location for such period and (vi) losses on sales of assets and losses that are properly classified under GAAP as extraordinary and other non-recurring noncash losses, (vii) Consolidated Restructuring Costs, and (viii) accrued Paid in Kind Interest (the aggregate of clauses (vii) and (viii) shall not exceed $7,500,000 during the term of this Agreement), less (B) gains on sales of assets and gains that are properly classified under GAAP as extraordinary and other non-recurring non-cash gains, all as determined for the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP; provided, however, that Consolidated EBITDA for any Testing Period shall (y) include the Consolidated EBITDA for any Person or business unit that has been acquired by the Borrower or any of its Subsidiaries for any portion of such Testing Period prior to the date of acquisition, so long as such Consolidated EBITDA has been verified by appropriate audited financial statements or other financial statements reasonably acceptable to the Administrative Agent and (z) exclude the Consolidated EBITDA for any Person or business unit that has been disposed of by the Borrower or any of its Subsidiaries, for the portion of such Testing Period prior to the date of disposition in any twelve-month period.

(iii)     Consolidated EBITDAR. The definition of “Consolidated EBITDAR” is hereby amended and restated as follows:

“Consolidated EBITDAR” means, for any period, Consolidated Net Income for such period, plus, without duplication, in each case only to the extent deducted in determining such Consolidated Net Income, (A) (i) Consolidated Interest Expense for such period, (ii) Consolidated Depreciation and Amortization Expense for such period, (iii) Consolidated Tax Expense for such period, (iv) Consolidated Rental Expense for such period, (v) the aggregate amount of non-cash expenses relating to stock-based compensation reducing Consolidated Net Income, (vi) pre-opening store expenses paid in cash in an aggregate amount not to exceed $550,000 plus all non-cash pre-opening store expenses, in each case per leasehold location for such period, (vii) lease termination, asset write-off and exit costs associated with restaurant closures or the termination of a previously signed lease reasonably acceptable to the Administrative Agent, (viii) losses on sales of assets and losses that are properly classified under GAAP as extraordinary and other non-recurring non-cash losses, (ix) Consolidated Restructuring Costs, and (x) accrued Paid in Kind Interest (the aggregate of clauses (ix) and (x) shall not exceed $7,500,000 during the term of this Agreement), less (B) gains on sales of assets and gains that are properly classified under GAAP as extraordinary and other non-recurring non-cash gains, all as determined for the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP; provided, however, that Consolidated EBITDAR for any Testing Period shall (y) include the Consolidated EBITDAR for any Person or business unit that has been acquired by the Borrower or any of its Subsidiaries for any portion of such Testing Period prior to the date of acquisition, so long as such Consolidated EBITDAR has been verified by appropriate audited financial statements or other financial statements reasonably acceptable to the Administrative Agent and (z) exclude the Consolidated EBITDAR for any Person or business unit that has been disposed of by the Borrower or any of its Subsidiaries, for the portion of such Testing Period prior to the date of disposition in any twelve-month period.

(iv)     Consolidated Rental Expense. The definition of “Consolidated Rental Expense” in Section 1.01 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

“Consolidated Rental Expense” means, for any period, the aggregate amount of all fixed payments paid in cash that the Borrower and its Subsidiaries are required to make as lessee under, or by the terms of, any lease of real property during such period, less the aggregate amount of all payments paid in cash (or credited against Borrower or its Subsidiaries’ fixed payments) that the Borrower or its Subsidiaries receive as sublessor under, or by the terms of, any sublease, license, or occupancy agreement of any lease of real property during such period; provided, however, that Consolidated Rental Expense for any period shall exclude the payments associated with any leased real property for which the Borrower and its Subsidiaries has terminated the lease applicable to such leased real property as of the last day of such period so long as no payments are made (or required to be made) by the Borrower or its Subsidiaries after the date such lease is terminated.

(v)      Excluded Deposit Account. The definition of “Excluded Deposit Account” in Section 1.01 of the Credit Agreement is hereby deleted in its entirety.

(vi)     Event of Default. The definition of “Event of Default” in Section 1.01 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

“Event of Default” has the meaning provided in Section 8.01 hereof.

(vii)     Maturity Date. The definition of “Maturity Date” in Section 1.01 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

“Maturity Date” means (a) with respect to the Revolving Credit Facility, January 13, 2020, (b) with respect to the Initial Term Facility, January 13, 2020, and (c) with respect to any Incremental Term Facility, as determined in accordance with Section 2.16, provided that, in each case, if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

(viii)    Revolving Facility Termination Date Maturity Date. The definition of “Revolving Facility Termination Date” in Section 1.01 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

“Revolving Facility Termination Date” means the earlier of (i) January 13, 2020, or (ii) the date that the Commitments have been terminated pursuant to Section 8.02.

2.3     Payment in Kind Interest. Section 2.08 of the Credit Agreement is hereby amended to add the following:

(g)     Payment in Kind Interest. Interest will accrue on a daily basis on the average daily outstanding balance of the Revolving Commitment at the Payment in Kind Interest Rate (the “PIK Interest”). Lenders hereby waive the accrued and unpaid PIK Interest for the applicable fiscal quarter so long as no Default or Event of Default occurs after the Amendment No. 4 Effective Date. If any Default or Event of Default occurs after the Amendment No. 4 Effective Date, all PIK Interest accruing thereafter will not be waived and will be due and payable in full upon the Maturity Date of the Revolving Credit Facility or earlier acceleration thereof, or the refinancing of the Credit Facility, whichever occurs first.

2.4     Revolving Commitment. Section 2.11 of the Credit Agreement is hereby amended to add the following:

(d)     Mandatory Partial Reduction of Total Revolving Commitment. On the Amendment No. 4 Effective Date, the Total Revolving Commitment will be reduced to $25,000,000; on June 30, 2018, the Total Revolving Commitment will be reduced to $22,500,000; and on December 31, 2018, the Total Revolving Commitment will be reduced to $20,000,000. These reductions include any reductions pursuant to Section 2.11(e) below. Any such reduction shall apply proportionately (based on each Lender’s Revolving Facility Percentage) and permanently reduce the Revolving Commitment of each Lender, and such reduction shall apply proportionately and permanently reduce the LC Commitment Amount, but only to the extent that the Unused Total Revolving Commitment would be reduced below any such limits.

(e)     Excess Liquidity Partial Reduction of Total Revolving Commitment. If Borrower’s and its Subsidiaries’ Liquidity exceeds $5,000,000, measured at the end of any of Borrower’s fiscal quarters, the Total Revolving Commitment will be reduced in $250,000 increments in order to reduce the Liquidity to $5,000,000 or such lesser amount to account for the $250,000 increment. For example, if Borrower’s and its Subsidiaries’ Liquidity, measured at the end of any of Borrower’s fiscal quarters, is $5,400,000, the Total Revolving Commitment would be reduced by $500,000 and Borrower’s and its Subsidiaries’ Liquidity would be $4,900,000. Any such reduction shall apply proportionately (based on each Lender’s Revolving Facility Percentage) and permanently reduce the Revolving Commitment of each Lender, and such reduction shall apply proportionately and permanently reduce the LC Commitment Amount, but only to the extent that the Unused Total Revolving Commitment would be reduced below any such limits. Any such permanent reductions will apply toward the required permanent reductions of the Total Revolving Commitment pursuant to Section 2.11(d) above.

2.5     Mandatory Payments. Sections 2.12(b)(v), 2.12(b)(vi), and 2.12(b)(vii) of the Credit Agreement are hereby deleted in their entirety and replaced with the following:

(v)     Certain Proceeds of Asset Sales and Events of Loss. If on any date, any Credit Party receives Net Cash Proceeds from an Asset Sale (including in connection with any Sale and Lease-Back Transaction, only if such Sale and Lease-Back Transaction relates to property acquired prior to the Closing Date) or an Event of Loss, then within 10 Business Days of receipt thereof by such Credit Party, such Credit Party shall reduce the aggregate outstanding principal amount of all Revolving Loans and, after the Revolving Loans have been paid in full, Unpaid Drawings, in an aggregate amount at least equal to the Net Cash Proceeds from such Asset Sale or Event of Loss. Any such reduction shall apply proportionately (based on each Lender’s Revolving Facility Percentage) and permanently reduce the Revolving Commitment of each Lender, and such reduction shall apply proportionately and permanently reduce the LC Commitment Amount, but only to the extent that the Unused Total Revolving Commitment would be reduced below any such limits.

(vi)     Proceeds of Equity Offerings. If during any fiscal year the Borrower or any of its Subsidiaries receives Net Cash Proceeds from any Equity Offering, the Borrower shall reduce, within 10 Business Days of receipt thereof, the aggregate outstanding principal amount of all Revolving Loans and, after the Revolving Loans have been paid in full, Unpaid Drawings, in an aggregate amount at least equal to 50% of the Net Cash Proceeds from the Equity Offering. Any such reduction shall apply proportionately (based on each Lender’s Revolving Facility Percentage) and permanently reduce the Revolving Commitment of each Lender, and such reduction shall apply proportionately and permanently reduce the LC Commitment Amount, but only to the extent that the Unused Total Revolving Commitment would be reduced below any such limits.

(vii)     Excess Cash. If on any date Borrower’s and its Subsidiaries’ Cash exceeds $3,500,000 (after giving effect to any other payments on such date and any payments made within the prior fifteen (15) days that have not yet cleared the bank on which such payment was drawn), then Borrower shall on such day, reduce the aggregate outstanding principal amount of all Revolving Loans and, after the Revolving Loans have been reduced to zero, Unpaid Drawings, in an aggregate amount at least equal to Borrower’s and its Subsidiaries’ Cash in excess of $3,500,000. Any such payment shall apply proportionately (based on each Lender’s Revolving Facility Percentage).

2.6     Maturity Extension. Section 2.17 of the Credit Agreement is hereby deleted in its entirety.

2.7     Conditions Precedent to All Credit Events. Section 4.02 of the Credit Agreement is hereby amended to add the following:

(c)    Budget Variance. At the time of each Revolving Borrowing, Borrower’s and its Subsidiaries’ Consolidated EBITDAR for the applicable fiscal quarter shall not deviate more than seven and one-half percent (7.5%) negatively from the Consolidated EBITDAR on the approved Budget for such fiscal quarter.

2.8     Budgets and Forecasts. Section 6.01(d) of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

(d)     Budgets and Forecasts. Not later than December 1, 2018, Borrower shall provide a consolidated Budget in substantially the form attached as Exhibit A to Amendment No. 4 for the fiscal year ending December 31, 2019. In addition to the Budget, Borrower shall provide to Administrative Agent a balance sheet, income statement, operating cash flows and capital expenditures of the Borrower and its Subsidiaries for the period covered thereby, and the principal assumptions upon which such forecasts and Budget are based.

2.9     Monthly Reporting. Section 6.01(r) of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

(r)     Monthly Reporting. As soon as available and in any event within 20 days after the end of each calendar month, (i) the unaudited consolidated balance sheets of the Borrower and its consolidated Subsidiaries as of the end of such monthly period and the related unaudited consolidated statements of income and unaudited consolidated statements of cash flows for such monthly period and/or for the fiscal year to date, and setting forth, in the case of such unaudited consolidated statements of income and unaudited consolidated statements of cash flows, comparative figures for (x) the related periods in the prior fiscal year and (y) the projections most recently delivered to the Administrative Agent and the Lenders, and which shall be certified on behalf of the Borrower by the Chief Financial Officer of the Borrower subject to changes resulting from normal year-end audit adjustments, in a form consistent with the certification delivered by the Borrower under Section 6.01(b) above; (ii) the covenant compliance projections, including the principal assumptions upon which such projections are based; (iii) a variance analysis and report comparing actual monthly and year-to-date results of operations against the current budget and forecasts, in a form and detail reasonably acceptable to the Administrative Agent; and (iv) a cash flow statement and Cash report for the immediately preceding thirteen (13) weeks, in a form and detail reasonably acceptable to the Administrative Agent. In addition, between 25 and 30 days after the end of each month, Borrower’s Chief Executive Officer and Chief Financial Officer will meet by conference call or on-site at Borrower’s corporate offices with representatives of the Administrative Agent and Lenders to fully discuss and analyze the Credit Parties’ financial condition and results of operation and such other matters as the Administrative Agent or Lenders request. Borrower’s Chief Executive Officer and Chief Financial Officer will be prepared to give a detailed presentation of the Credit Parties’ financial condition and results of operation and any other matters requested in advance by the Administrative Agent or Lenders and promptly after such meeting respond to any matters discussed at the meeting for which follow-up is requested.

2.10     Control Accounts. Section 6.12 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

Section 6.12     Control Agreements. On the Amendment No. 4 Effective Date, Borrower shall furnish to Administrative Agent a list of all of Borrower and its Subsidiaries’ existing Deposit Accounts. Within 90 days after the Amendment No. 4 Effective Date, Borrower and its Subsidiaries will execute, and cause Stearns Bank, as the Depositary Bank, to execute Deposit Account Control Agreements (in such form as reasonably agreed to by the Administrative Agent) encompassing no less than eighty percent (80%) of Borrower’s and its Subsidiaries’ Cash (measured as of March 31, 2018), and shall thereafter maintain such Deposit Account Control Agreements. Within 90 days after an Event of Default has occurred, Borrower and its Subsidiaries will execute, and cause all of the Depositary Banks, to execute Deposit Account Control Agreements (in such form as reasonably agreed to by the Administrative Agent) for all of Borrower and its Subsidiaries’ Deposit Accounts.

2.11     Restructuring Consultant. Article VI of the Credit Agreement is hereby amended to add the following:

Section 6.18     Restructuring Consultant. Promptly after the Amendment No. 4 Effective Date, Borrower will engage and continuously employ a nationally recognized consultant with at least ten (10) years’ experience restructuring similar restaurant companies or concepts, reasonably acceptable to Administrative Agent. Borrower may replace the consultant from time-to-time at Borrower’s discretion, subject to the first sentence of this Section. Borrower’s consultant will review and validate Borrower’s business plan to reduce costs and increase margins and net cash flow. Consultant will provide Borrower and Administrative Agent written calendar quarterly reports on Borrower’s restructuring efforts and benchmark monitoring against Borrower’s business plan, budget, forecasts, and proforma cash flow statement.

2.12    Consolidation, Merger, Acquisitions, Asset Sales, etc. Section 7.02(b) and Section 7.02(d) of the Credit Agreement are hereby deleted in their entirety and replaced with the following:

(b)      any Asset Sale approved by the Administrative Agent, which approval shall not be unreasonably withheld, delayed, or conditioned;

(d)       [RESERVED]

2.13     Restricted Payments. Section 7.06 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

Section 7.06     Restricted Payments. No Credit Party will, nor will any Credit Party permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment without the prior written approval of Administrative Agent, which approval may be given or withheld in Administrative Agent’s sole and absolute discretion.

2.14     Leverage Ratio. Section 7.07(a) of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

(a)      Leverage Ratio. The Credit Parties will not permit the Leverage Ratio of the Credit Parties and their Subsidiaries to be greater than the maximum ratio specified below at any time during the fiscal quarter ended on the date set forth opposite such maximum ratio:

Fiscal Quarter	Maximum Leverage Ratio
Mar 31, 2018	6.25 to 1.00
Jun 30, 2018	6.00 to 1.00
Sep 30, 2018	5.50 to 1.00
Dec 31, 2018	5.00 to 1.00
Mar 31, 2019	5.00 to 1.00
Jun 30, 2019	5.00 to 1.00
Sept 30, 2019 and each fiscal quarter thereafter	4.25 to 1.00

Notwithstanding anything to the contrary in this Section 7.07(a), if Administrative Agent, in its sole and absolute discretion, approves any Restricted Payment pursuant to Section 7.06, effective immediately upon the declaration, payment or making of such Restricted Payment and thereafter during the term of this Agreement, the Credit Parties will not permit at any time the Leverage Ratio of the Credit Parties and their Subsidiaries to be greater than 4.25 to 1.00.

2.15       Fixed Charge Coverage Ratio. The table in Section 7.07(b) of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

Fiscal Quarter	Minimum Fixed Charge Coverage Ratio
Mar 31, 2018	1.10 to 1.00
Jun 30, 2018	1.10 to 1.00
Sep 30, 2018	1.10 to 1.00
Dec 31, 2018	1.15 to 1.00
Mar 31, 2019	1.15 to 1.00
Jun 30, 2019	1.20 to 1.00
Sept 30, 2019	1.20 to 1.00

2.16        Liquidity Covenant. Section 7.07 of the Credit Agreement is hereby amended to add the following:

(c)     Liquidity Test. Borrower will not permit Liquidity of the Borrower and its Subsidiaries’ to be less than $1,000,000 at any time.

2.17        Bank Accounts. Section 7.12 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

Section 7.12 Bank Accounts. Neither the Borrower nor any of its Subsidiaries shall establish any new Deposit Accounts after the Amendment No. 4 Effective Date unless, prior to depositing any funds into the Deposit Account, the Borrower or its Subsidiary, the Administrative Agent, and the depository institution at which the account is to be opened enter into a Control Agreement pursuant to which such depository institution acknowledges the security interest of the Administrative Agent in such Deposit Account, agrees to comply with instructions originated by the Administrative Agent directing disposition of the funds in the Deposit Account without further consent from the Borrower or such Subsidiary, and agrees to subordinate and limit any security interest such depository institution may have in the Deposit Account and waive all rights of set-off with respect thereto (other than for customary fees and expenses and returned checks) on terms reasonably satisfactory to the Administrative Agent. 32

2.18        Lease Incurrence Test. Section 7.15 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

Section 7.15     Leases. No Credit Party will, nor will any Credit Party permit any of its Subsidiaries to, contract, create, incur, assume or suffer to exist any lease or similar arrangement of Real Property without the prior written consent of the Administrative Agent, which consent will not be unreasonably withheld, delayed, or conditioned.

2.19        Capital Expenditures. Article VII of the Credit Agreement is hereby amended to add the following:

Section 7.17     Capital Expenditures Test. No Credit Party will, nor will any Credit Party permit any of its Subsidiaries to, contract, create, incur, or assume Capital Expenditures in any fiscal year in excess of the maximum Capital Expenditures referenced below, if after giving pro forma effect to such Capital Expenditure the Leverage Ratio would be as follows, unless otherwise approved by Administrative Agent in its sole and absolute discretion:

Leverage Ratio	Maximum Capital Expenditures
Greater than or equal to 5.00 to 1.00	$1,800,000
Greater than or equal to 4.25 to 1.00 but less than 5.00 to 1.00	$2,500,000
Less than 4.25 to 1.00	No Maximum Limit

Section 3. Effectiveness.

3.1     Conditions Precedent. The effectiveness of this Amendment is subject to the satisfaction of the following conditions precedent:

(i)     Amendment Executed. This Amendment and Amendment No. 1 to Amended and Restated Pledge and Security Agreement shall have been executed by the Borrower, each Subsidiary Guarantor, the Administrative Agent, and the Required Lenders, and counterparts hereof as so executed shall have been delivered to the Administrative Agent.

(ii)     Officer’s Certificate. The Administrative Agent shall have received an Officer’s Certificate from the Borrower certifying that, after giving effect to this Amendment and Amendment No. 1 to Amended and Restated Pledge and Security, (a) all representations and warranties of the Credit Parties contained herein or in the other Loan Documents are true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the Amendment No. 4 Effective Date (as defined in Section 3.2 below) and the date hereof, except to the extent that such representations and warranties expressly relate to an earlier specified date, in which case such representations and warranties shall have been true and correct in all material respects as of the date when made, and (b) no Default or Event of Default has occurred and is continuing.

(iii)     Fees and Expenses. The Administrative Agent and Lenders shall have received (a) the amendment fees referenced in Section 3.1(iv); (b) all expenses (including reasonable fees and disbursements of outside counsel to the Administrative Agent and the allocated internal costs of Administrative Agent’s in-house counsel) in connection with the preparation, negotiation and effectiveness of this Amendment; and Amendment No. 1 to Amended and Restated Pledge and Security Agreement (c) any other amounts due and payable by the Borrower under the Credit Agreement on or prior to the date hereof.

(iv)    Amendment Fees. The Administrative Agent shall have received an amendment fee of $50,000. Each Lender shall have received an amendment fee equal to sixty basis points (0.0060) multiplied by such Lender’s Revolving Commitment. All such amendment fees shall be fully earned and non-refundable upon the Amendment No. 4 Effective Date.

(v)     Deposit Accounts. The Administrative Agent shall have received a list of all of Borrower and its Subsidiaries’ existing Deposit Accounts, certified by Borrower.

(vi)     Budget. The Administrative Agent shall have received Borrower’s Budget, in form and substance acceptable to Administrative Agent.

(vi)    Other Matters. The Borrower and each Subsidiary Guarantor shall have provided such other items and shall have satisfied such other conditions as may be reasonably required by the Administrative Agent.

3.2     Amendment No. 4 Effective Date. This Amendment shall be effective as of the date hereof (the “Amendment No. 4 Effective Date”) upon the satisfaction of the conditions precedent set forth above. Unless otherwise specifically set forth herein, each of the amendments and other modifications set forth in this Amendment shall be effective on and after the Amendment No. 4 Effective Date.

3.3     Waiver of Covenant Defaults. As an accommodation to Borrower and in consideration of the covenants and agreements contained herein, Lenders hereby waive Borrower’s defaults under Section 7.07(a) and Section 7.07(b) of the Credit Agreement for the fiscal quarter ending December 31, 2017. This waiver is applicable only to the specific instances and defaults referenced above and not to any other existing or future defaults of any kind. To the extent waived by Lenders, Lenders hereby reinstate the strict performance and time of the essence provisions of the Credit Agreement. Lenders reserve all of their rights and remedies including without limitation, those contained in the Credit Agreement with regard to defaults that exist now or in the future. Nothing herein shall be construed as obligating Lenders to provide written notice of any future defaults or waiving any future defaults, whether or not similar to the defaults waived in this Amendment.

Section 4. Miscellaneous.

4.1    Representations and Warranties. The Borrower and each Subsidiary Guarantor, by signing below, hereby represents and warrants to the Administrative Agent and the Lenders, on its own behalf and not on behalf of the other Credit Parties, that:

(i)     the Borrower and each Subsidiary Guarantor has the legal power and authority to execute and deliver this Amendment;

(ii)     the officers executing this Amendment on behalf of the Borrower and each Subsidiary Guarantor have been duly authorized to execute and deliver the same and bind the Borrower or such Subsidiary Guarantor with respect to the provisions hereof;

(iii)     the execution and delivery hereof by the Borrower or each Subsidiary Guarantor and the performance and observance by the Borrower and each Subsidiary Guarantor of the provisions hereof do not violate or conflict with the Organizational Documents of the Borrower or any Subsidiary Guarantor or any law applicable to the Borrower or any Subsidiary Guarantor or result in a breach of any provision of or constitute a default under any other agreement, instrument or document binding upon or enforceable against the Borrower or such Subsidiary Guarantor;

(iv)     no Default or Event of Default exists under the Credit Agreement, nor will any occur immediately after the execution and delivery of this Amendment or by the performance or observance of any provision hereof;

(v)     neither the Borrower nor any Subsidiary Guarantor has any claim or offset against, or defense or counterclaim to, any obligations or liabilities of the Borrower or such Subsidiary Guarantor under the Credit Agreement or any other Loan Document;

(vi)     this Amendment constitutes a valid and binding obligation of the Borrower and each Subsidiary Guarantor in every respect, enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, or other similar laws of general application affecting the enforcement of creditors’ rights or by general principles of equity limiting the availability of equitable remedies; and

(vii)     each of the representations and warranties set forth in Article V of the Credit Agreement is true and correct in all material respects as of the date hereof, except to the extent that any thereof expressly relate to an earlier date.

4.2     Credit Agreement Unaffected. Each reference to the Credit Agreement in this Amendment or in any other Loan Document shall hereafter be construed as a reference to the Credit Agreement as amended hereby. Except as herein otherwise specifically provided, all provisions of the Credit Agreement shall remain in full force and effect and be unaffected hereby. This Amendment is a Loan Document. In the event of any conflict between the terms and provisions of this Amendment and the terms and provisions of the Credit Agreement or any other Loan Agreement, the terms and provisions of this Amendment shall govern and prevail.

4.3      Subsidiary Guarantor Acknowledgment. Each Subsidiary Guarantor, by signing this Amendment:

(i)     consents and agrees to and acknowledges the terms of this Amendment;

(ii)     acknowledges and agrees that all of the Loan Documents to which such Subsidiary Guarantor is a party or otherwise bound shall continue in full force and effect and that all of such Subsidiary Guarantor’s obligations thereunder shall be valid and enforceable and shall not be impaired or limited by the execution or effectiveness of this Amendment;

(iii)    represents and warrants to the Administrative Agent and the Lenders that all representations and warranties made by such Subsidiary Guarantor and contained in this Amendment or any other Loan Document to which it is a party are true and correct in all material respects on and as of the Amendment No. 4 Effective Date to the same extent as though made on and as of the Amendment No. 4 Effective Date, except to the extent that any thereof expressly relate to an earlier date; and

(iv)     acknowledges and agrees that (A) notwithstanding the conditions to effectiveness set forth in this Amendment, such Subsidiary Guarantor is not required by the terms of the Credit Agreement or any other Loan Document to which such Subsidiary Guarantor is a party to consent to the amendments to the Credit Agreement effected pursuant to this Amendment and (B) nothing in the Credit Agreement, this Amendment or any other Loan Document shall be deemed to require the consent of such Subsidiary Guarantor to any future amendments or modifications to the Credit Agreement.

4.4     Waiver. The Borrower and each Subsidiary Guarantor, by signing below, hereby waives and releases the Administrative Agent, each of the Lenders and their respective Related Parties from any and all claims, offsets, defenses and counterclaims of which the Borrower and any Subsidiary Guarantor is aware, such waiver and release being with full knowledge and understanding of the circumstances and effect thereof and after having consulted legal counsel with respect thereto.

4.5     Effect of Amendment. Except as expressly set forth herein, this Amendment shall not by implication or otherwise limit, impair, constitute a waiver of, amend, or otherwise affect the rights and remedies of the Lenders or the Administrative Agent under the Credit Agreement or any other Loan Document, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other Loan Document, all of which are ratified and affirmed in all respects and shall continue in full force and effect. Nothing herein shall be deemed to entitle any Credit Party to a consent to, or a waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other Loan Document in similar or different circumstances. This Amendment shall apply and be effective solely with respect to the matters expressly referred to herein.

4.6     Entire Agreement. This Amendment, together with the Credit Agreement and the other Loan Documents, integrate all the terms and conditions mentioned herein or incidental hereto and supersede all oral representations and negotiations and prior writings with respect to the subject matter hereof.

4.7     Counterparts This Amendment may be executed in any number of counterparts, by different parties hereto in separate counterparts and by electronic signature, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement.

4.8     Governing Law. THIS AMENDMENT AND THE OTHER LOAN DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES (OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW). TO THE FULLEST EXTENT PERMITTED BY LAW, THE BORROWER, FOR ITSELF AND ITS SUBSIDIARIES, HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVE ANY CLAIM TO ASSERT THAT THE LAW OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK GOVERNS THIS AMENDMENT OR ANY OF THE OTHER LOAN DOCUMENTS.

4.9     JURY TRIAL WAIVER. EACH OF THE PARTIES TO THIS AMENDMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AMENDMENT OR ANY OF THE OTHER LOAN DOCUMENTS (INCLUDING, WITHOUT LIMITATION, ANY AMENDMENTS, WAIVERS OR OTHER MODIFICATIONS RELATING TO ANY OF THE FOREGOING), OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

[Signature pages follow.]

IN WITNESS WHEREOF, this Amendment has been duly executed and delivered as of the date first above written.

Kona Grill, Inc., a Delaware corporation

By:	/s/ Berke Bakay
Name:	Berke Bakay
Title:	Chief Executive Officer and President

KeyBank National Association, a national banking association, as the Administrative Agent and as a Lender

By:	/s/ Quinn Kelly
Name:	Quinn Kelly
Title:	Vice President

ZB, N.A. dba Zions First National Bank, a national banking association, as a Lender

By:	/s/ Adam Whitefield
Name:	Adam Whitefield
Title:	Vice President

Each of the undersigned acknowledge the terms of and consent to the foregoing:

KONA RESTAURANT HOLDINGS, INC.,

KONA SUSHI, INC.,

KONA MACADAMIA, INC.,

KONA BALTIMORE, INC.,

KONA GRILL INTERNATIONAL HOLDINGS, INC.,

KONA GRILL INTERNATIONAL, INC.,

KONA GRILL PUERTO RICO, INC.,

each as a Subsidiary Guarantor

By:/s/ Berke Bakay

Name: Berke Bakay

Title: President

KONA TEXAS RESTAURANTS, INC.,

as a Subsidiary Guarantor

By:/s/ Christi Hing

Name: Christi Hing

Title: Secretary

Exhibit A

Budget